Exhibit 99.1

RSS GRAFFITI, LLC

FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009 AND
JUNE 30, 2011 AND 2010

Report of Independent Auditors

To the members of RSS Graffiti, LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of RSS Graffiti, LLC. at December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010 and the period from inception (November 19, 2009) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
October 21, 2011

RSS Graffiti, LLC
Balance Sheets

	December 31, 2009	December 31, 2010	June 30, 2011
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$268,525	$628,411	$447,341
Accounts receivable	—	921,914	223,792
Prepaid expenses and other current assets	—	180,664	80,536
Total current assets	268,525	1,730,989	751,669
Property and equipment, net	—	24,145	24,165
Intangible assets, net	—	—	363,000
Goodwill	—	—	282,059
Other assets	19,293	6,000	6,000
Total assets	287,818	1,761,134	1,426,893

Liabilities and members' equity
Current liabilities
Accounts payable and accrued expenses	17,621	467,932	582,136
Related party loans payable	234,686	270,187	51,499
Total current liabilities	252,307	738,119	633,635

Commitments and contingencies (Note 7)

Members' equity
Members' equity	35,511	1,023,015	793,258

Total liabilities and members' equity	$287,818	$1,761,134	$1,426,893

The accompanying notes are an integral part of these financial statements.

RSS Graffiti, LLC
Statements of Operations

	Period from inception (November 19, 2009) to December 31, 2009	Year ended December 31, 2010	Six months ended June 30,
			2010	2011
			(unaudited)	(unaudited)
Revenue	$—	$3,693,169	$889,827	$818,196
Operating expenses
Service costs	3,157	2,064,984	452,998	1,088,102
Selling, general and administrative	23,635	601,816	213,463	294,683
Total operating expenses	26,792	2,666,800	666,461	1,382,785
Income (loss) from operations	(26,792)	1,026,369	223,366	(564,589)
Other income (expense)
Interest income	—	2,571	—	3,206
Related party interest expense	(66,375)	—	—	—
Total other income (loss), net	(66,375)	2,571	—	3,206

Net income (loss)	$(93,167)	$1,028,940	$223,366	$(561,383)

The accompanying notes are an integral part of these financial statements.

RSS Graffiti, LLC
Statements of Members’ Equity

	Members' Units			Members' Equity
	Class A	Class B	Class C
Balance at November 19, 2009	—	—	—	$—
Equity-based compensation	—	100	—	303
Contributions from members	400	—	10	62,000
Issuance of membership units related to receipt of loan payable	450	—	—	66,375
Net loss	—	—	—	(93,167)
Members' equity, December 31, 2009	850	100	10	35,511
Equity-based compensation	4	35	—	16,644
Contributions from members	—	—	10	3,000
Distributions to members	—	—	—	(61,080)
Net income	—	—	—	1,028,940
Members' equity, December 31, 2010	854	135	20	1,023,015
Equity-based compensation (unaudited)	—	15	—	42,919
Issuance of membership units for acquisition (unaudited)	—	31	—	435,059
Transfer of membership units between classes (unaudited)	10	—	(10)	—
Distributions to members (unaudited)	—	—	—	(146,352)
Net loss (unaudited)	—	—	—	(561,383)
Members' equity, June 30, 2011 (unaudited)	864	181	10	$793,258

The accompanying notes are an integral part of these financial statements.

RSS Graffiti, LLC
Statements of Cash Flows

	Period from inception (November 19, 2009) to December 31, 2009	Year ended December 31, 2010	Six months ended June 30,
			2010	2011
			(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$(93,167)	$1,028,940	$223,366	$(561,383)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	—	23,823	9,897	20,662
Equity-based interest expense	66,375	—	—	—
Equity-based compensation	303	16,644	2,044	42,919
Change in operating assets and liabilities, net of effect of acquisition
Accounts receivable	—	(921,914)	(557,594)	698,122
Other assets	—	(6,000)	—	—
Prepaid expenses	—	(180,664)	(29,000)	100,128
Accounts payable and accrued expenses	5,828	450,311	160,485	(110,796)
Net cash provided by (used in) operating activities	(20,661)	411,140	(190,802)	189,652
Cash flows from investing activities
Purchases of property and equipment	(7,500)	(28,675)	(19,749)	(5,682)
Net cash used in investing activities	(7,500)	(28,675)	(19,749)	(5,682)
Cash flows from financing activities
Proceeds from related party loans payable	239,686	147,000	112,000	—
Payments on related party loans payable	(5,000)	(111,499)	—	(218,688)
Contributions from members	62,000	3,000	3,000	—
Distributions to members	—	(61,080)	—	(146,352)
Net cash provided by (used in) financing activities	296,686	(22,579)	115,000	(365,040)

Change in cash and cash equivalents	268,525	359,886	(95,551)	(181,070)
Cash and cash equivalents, beginning of period	—	268,525	268,525	628,411
Cash and cash equivalents, end of period	$268,525	$628,411	$172,974	$447,341

Supplemental disclosure of cash flows
Cash paid for taxes	$—	$6,800	$—	$—

Non-cash investing activities
Issuance of membership units for acquisition	$—	$—	$—	$435,059
Consideration accrued for acquisition	$—	$—	$—	$225,000
Property, plant and equipment included in accounts payable or accrued expense	$11,793	$—	$—	$—
 The accompanying notes are an integral part of these financial statements.

RSS Graffiti, LLC
Notes to the Consolidated Financial Statements

NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

RSS Graffiti, LLC, (the “Company”) a Delaware limited liability company (“LLC”), was established in November 2009. The Company was formerly known as Open42, LLC and changed its name to RSS Graffiti in July 2011. It is a web analytics company based in Los Angeles, CA. Revenues in fiscal 2010 and 2011 were earned from the sale of advertising on the internet and in 2011 from providing consulting services. Members' liabilities for the debts and obligations of the entity are limited to their respective capital contributions. The limited liability company has an indefinite term life.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Unaudited Interim Financial Information
The accompanying interim balance sheet as of June 30, 2011, the statements of operations and cash flows for the six-month periods ended June 30, 2011 and 2010 and the statement of members' equity for the six-month period ended June 30, 2011 are unaudited. These unaudited interim financial statements have been prepared in conformity with GAAP. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's balance sheet as of June 30, 2011 and its results of operations and its cash flows for the six-month periods ended June 30, 2011 and 2010. The results for the six-month period ended June 30, 2011 are not necessarily indicative of the results expected for the full year.

Personal Assets and Liabilities
In accordance with the generally accepted accounting principles of presenting LLC financial statements, the financial statements do not include the personal assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the LLC or their rights to refunds on its net loss, nor any provision for income tax expense (except for California franchise tax) or an income tax refund.

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include allowance for doubtful accounts, useful lives and impairment of property and equipment, fair value of assets and liabilities acquired in a business combination and the fair value of equity awards. Actual results could differ materially from those estimates.

Cash
For financial statement purposes, all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash consists primarily of checking accounts.

Accounts Receivable
Management regularly reviews accounts receivable balances in connection with amounts that the customers are obligated to pay. As of June 30, 2011, December 31, 2010 and December 31, 2009, the allowance for doubtful accounts was not material.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Computers and equipment	5 years
Furniture and fixtures	7 years

Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's financial statements with the resulting gain or loss reflected in the Company's results of operations. Maintenance and repairs are charged to operations when incurred.

Revenue Recognition
The Company's revenues are principally derived from the purchase and sale of advertising on the internet and commencing in 2011 from providing consulting services for the development of software to Demand Media, Inc.

The Company recognizes revenue when all four basic criteria are met: (1) there is persuasive evidence that an arrangement exists; (2) delivery of the service has occurred and no significant obligations remain; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. Probability of collection is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

In determining whether an arrangement exists, the Company ensures that a binding contract is in place, which addresses specific terms and conditions of the arrangement, including the pricing, timing and nature of providing advertising services. The sales price is fixed and not subject to refund or adjustment. Revenue is recognized upon delivery of advertising to the customer, which occurs almost instantaneously after the Company initially purchases advertising. As it acts as the primary obligor under these arrangements, the Company recognizes the underlying revenue on a gross basis.

Revenue from consulting services is recognized on a proportional performance basis over the contractual period as services are performed.

Software Development Costs
The Company accounts for software development costs under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 350, “Intangibles - Goodwill and Other” (“ASC 350”). Capitalization of software development costs begins at the application development stage. All internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Development costs are capitalized until the point at which the computer software project is substantially complete and ready for its intended use. The Company capitalized $19,293 and $1,907 of software development costs in the period ended December 31, 2009 and the year ended December 31, 2010, respectively.   As of December 31, 2010 and June 30, 2011, the capitalized software development costs were fully amortized.

Under ASC 350, amortization of capitalized software development costs is recorded on a straight-line basis unless another systematic and rational basis is more representative of the software's use. Management has determined that the straight-line method is the most representative approach to amortize the capitalized development costs and amortizes such costs over a period of nine months, the estimated life of the software. Amortization expense related to software development costs during the six-months ended June 30, 2011 and 2010, the year ended December 31, 2010 and the period from inception to December 31, 2009, was zero (unaudited), $9,422 (unaudited), $21,200, and zero, respectively.

Long-lived Assets
The Company accounts for long-lived assets with definite useful lives pursuant to FASB ASC Topic No. 360, “Property, Plant, and Equipment,” which requires an impairment loss to be recorded when the net book value of the asset exceeds its fair value. If the asset is determined to be impaired, the asset is written down to its realizable value and the loss is recognized in income from continuing operations in the period the determination is made. Management reviews long-lived assets for impairments whenever changes in events or circumstances indicate the assets may be impaired. No impairment charges have been recorded since inception.

Intangible Assets Acquired in a Business Combination
The Company performs valuations on acquisitions accounted for as a business combination and allocates the purchase price to its respective net tangible and intangible assets. Acquired intangible assets include customer relationships and technology. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired business. Customer relationships and technology are amortized over their estimated useful lives of three years using the straight line method which approximates the pattern in which the economic benefits are consumed.

Goodwill
Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. The Company tests goodwill for impairment annually or when events or circumstances change that would indicate that goodwill might be impaired. Events or circumstances which could trigger an impairment review include, but are not limited to a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

The testing for a potential impairment of goodwill involves a two-step process. The first step is to identify whether a potential impairment exists by comparing the estimated fair values of the Company's reporting units with their respective book values, including goodwill. If the estimated fair value of the reporting unit exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, then the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss, if any. The amount of the impairment loss is the excess of the carrying amount of the goodwill over its implied fair value. The estimate of implied fair value of goodwill is primarily based on an estimate of the discounted cash flows expected to result from that reporting unit but may require valuations of certain internally generated and unrecognized intangible assets. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

Service costs
Service costs consist of the actual cost of advertising the Company purchased and sold which generates revenues, certain payroll costs, depreciation and overhead incurred in providing the Company's advertising and consulting services. The cost of advertising purchased by the Company is expensed in the period the advertising expense is incurred. The cost of advertising costs included in service costs for the six-months ended June 30, 2011 and 2010, the year ended December 31, 2010 and the period from inception to December 31, 2009 was $338,840 (unaudited), $222,347 (unaudited), $1,119,128, and $272, respectively.

Allocations and Distributions to Members
Profits, losses and distributions, except for gains realized from a sale of substantially all the assets of the Company, are allocated to members pro rata in accordance with their respective percentage interest for operations. All gains realized from a sale event are allocated to members pro rata in accordance with their respective percentage interest for sale events.

Income Taxes
Under current federal and state laws, limited liability companies are generally not subject to income taxes; therefore, no provision has been made for such taxes in the accompanying financial statements other than annual fees imposed by the state. For income tax purposes, the profit or loss of the Company is includable in the tax returns of the individual members.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 740, “Income Taxes” (“ASC 740”) defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more likely than not” to be sustained by the taxing authorities. ASC 740 provides guidance on de-recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. ASC 740 also includes guidance concerning accounting for income tax uncertainties and increases the level of disclosures associated with any recorded income tax uncertainties. No liability has been recorded under ASC 740 as of June 30, 2011, December 31, 2010, and December 31, 2009. As of June 30, 2011, the Company did not have any filed Federal income tax returns under examination by the Internal Revenue Service (“IRS”). All of the Company's returns remain subject to income tax examinations by the US federal, state, or local tax authorities.

Fair Value Measurements
The Company applies the provisions of FASB ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which clarifies fair value as an exit price, establishes a hierarchical disclosure framework for measuring fair value and requires extended disclosures about fair value measurements. The provisions of ASC 820 apply to all financial assets and liabilities measured at fair value.

As defined in ASC 820, fair value, clarified as an exit price, represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 -	Unadjusted quoted prices in active, accessible market for identical assets or liabilities.

Level 2 -	Other inputs that are directly or indirectly observable in the marketplace.

Level 3 -	Unobservable inputs that are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

For the period ended December 31, 2009, the year ended December 31, 2010 and the six-month periods ended June 30, 2011 and 2010, the Company had no financial assets or liabilities measured at fair value. The carrying amount of accounts receivable, accounts payable, accrued expenses and related party loans payable approximate their fair value because of the short maturity of those instruments.

Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist of cash and accounts receivable. Cash is held with a federally insured institution that is a member of the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2011, December 31, 2010 and 2009, cash balances with the institution for all noninterest-bearing accounts are fully insured. The Company has not incurred losses related to cash.

Major Customers
Two customers accounted for 80% and 14% of revenue during the six-months ended June 30, 2011 (unaudited), two customers accounted for 73% and 27% of revenue during the six-months ended June 30, 2010 (unaudited), and three customers each accounted for 40%, 40% and 18% of revenue during the year ended December 31, 2010.

One customer accounted for 82% of accounts receivable at June 30, 2011 (unaudited) and three customers accounted for 16%, 56%, and 26% of accounts receivable at December 31, 2010.

Equity-based Compensation
The Company issues restricted member units to employees and non-employees which generally vest over a two to four year period.  The Company measures the fair value of the restricted member units issued to employees on the grant date, based on the fair value of underlying equity.  The Company recognizes expense, net of estimated forfeitures, over the requisite service (vesting) period of the award on a straight-line basis.   Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Units issued to non-employees are accounted for at fair value based on the fair value of the underlying equity of the Company as management believes that fair value is more reliably measured than the fair value of the services received.  Awards to non-employees are re-measured each period until a commitment date is reached, which is generally the vesting date.

NOTE 3 - ACQUISITION

On May 18, 2011, the Company (formally known as Open42) entered into an Asset Purchase Agreement with RSS Graffiti, a Swedish company. The Company acquired the RSS Graffiti technology and customer relationships. In addition, the Company acquired goodwill that primarily derives from the acquired work force and ability to generate synergies from the acquisition. Goodwill is not deductible for tax purposes. The transaction has been accounted for using the purchase method of accounting in accordance with FASB ASC 805, Business Combinations.

The purchase price for the acquisition is as follows:

Cash	$225,000
Class B membership units issued	435,059
Total cost of acquisition	$660,059

The cash consideration was paid in August 2011. The sellers of RSS Graffiti were issued an aggregate of 30.60 Class B Membership Units upon closing of the acquisition. The Class B members are non-voting members. The fair value of the Class B membership units was determined by allocating the total equity value of the Company, calculated based on discounted cash flow projections, among the respective membership classes.

In addition, the Company entered into a consulting agreement with the sellers that require the sellers to provide development services for a period of 12 months following the acquisition in exchange for weekly payments of $2,596 and the issuance of 10 additional Class B Membership Units.

The purchase price was allocated to the following assets:

Customer relationships	$184,000
Technology	194,000
Goodwill	282,059
Total cost of acquisition	$660,059

Customer relationships and technology are amortized over their estimated useful lives of three years on a straight-line basis which approximates the pattern in which the economic benefits are consumed. Amortization expense for the six-months ended June 30, 2011 was $15,000 (unaudited).

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of June 30, 2011 and December 31, 2010:

	December 31, 2010	June 30, 2011
		(unaudited)

Computers and equipment	$24,749	$30,431
Furniture and fixtures	2,019	2,019
	26,768	32,450
Less accumulated depreciation and amortization	(2,623)	(8,285)
Total	$24,145	$24,165

Depreciation expense was $5,662, $475, $2,623, and zero for the six-months ended June 30, 2011 and 2010 (unaudited), the year ended December 31, 2010 and the period from inception to December 31, 2009, respectively.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accrued expenses and accounts payable are comprised of the following amounts as of June 30, 2011, December 31, 2010, and December 31, 2009:

	December 31, 2009	December 31, 2010	June 30, 2011
			(unaudited)

Accounts payable	$—	$94,205	$—
Accrued payroll costs	5,769	247,829	85,398
Due to former owners of acquiree	—	—	225,000
Accrued professional fees	—	110,500	155,000
Accrued advertising and marketing fees	—	—	97,699
Other accrued expenses	11,852	15,398	19,039
Total	$17,621	$467,932	$582,136

NOTE 6 - RELATED PARTY TRANSACTIONS

At June 30, 2011, December 31, 2010, and December 31, 2009, loans payable included a $51,499 (unaudited), $261,025, and $234,686, respectively, related party loans payable to Folie Investment Group LLC (“Folie”), a Class A unit holder. The loans were issued pursuant to an interest-free revolving line of credit with a maximum availability of up to $750,000. The loans payable have no stated maturity date and are payable on demand. In connection with the issuance of the initial loan in 2009, the Company issued 450 fully vested Class A membership units. The fair value of the Class A membership units of $66,375 was recorded as interest expense in 2009 as the loans have no stated maturity date and are repayable on demand.

At December 31, 2010 and December 31, 2009, loans payable also included a $9,162 related party loan payable to SDB Enterprises, LLC, a membership holder. During the six-months ended June 30, 2011, the Company paid down the outstanding balance of the loan payable to SDB in full.

During the six month period ended June 30, 2011, the Company recognized revenue of $116,667 (unaudited) from the provision of consulting services relating to the development of software for Demand Media, Inc.   Demand Media, Inc. is a related party as a significant investor in the Company is also an executive officer of Demand Media, Inc.  As of June 30, 2011, the receivable due from Demand Media, Inc. was $16,667 (unaudited) and the agreement was extinguished following the Company's acquisition by Demand Media, Inc. on August 5, 2011.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Leases
The Company leases its facility under an operating lease agreement, which expires October 31, 2012. The Company has the option to terminate this lease on October 31, 2011, upon delivering written notice to the lessor at least sixty days prior to October 31, 2011 and payment of $3,000 as an early termination fee. Future minimum annual rental commitments under the lease at December 31, 2010 are as follows:

Year ending December 31,
2011	$60,555
2012	56,547
Total lease commitment	$117,102

Rent expense incurred for the six-months ended June 30, 2011 and 2010, the year ended December 31, 2010 and the period ended December 31, 2009 was $37,800 (unaudited), $8,850 (unaudited), $26,530, and zero, respectively.

Litigation
The Company, from time to time, is involved in certain legal matters that arise in the normal course of business. Management believes, based in part on the advice of legal counsel, that the resolution of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 8 - MEMBERS' EQUITY

There are three member classes, Class A, Class B and Class C, per the Company's LLC agreement. Class A members are the only voting members pursuant to the Company's LLC agreement. Class B and C members are non-voting members.

No member has the right to withdraw, or receive any return of, his capital contribution. No interest is paid by the Company on capital contributions or balances in members' capital accounts. The following table summarizes membership units outstanding at June 30, 2011, December 31, 2010, and December 31, 2009:

Class	December 31, 2009	December 31, 2010	June 30, 2011
			(unaudited)

Class A	850	854	864
Class B	100	135	181
Class C	10	20	10
Total	960	1,009	1,055

NOTE 9 - EQUITY-BASED COMPENSATION

The Company measures equity-based compensation expense at the grant date, based on the fair value of the award, and recognizes the expense over the employee's requisite service (vesting) period using the straight-line method. Equity awards to employees and non-employees become exercisable on a vesting schedule established by management at the time of grant. Equity awards to employees generally vest over a four-year period. Equity awards to non-employees generally vest over a two-year period.

The following table summarizes equity award activity for employees and non-employees during the period ended December 31, 2009, the year ended December 31, 2010 and the six-months ended June 30, 2011:

	Number of awards	Weighted-average grant date fair value per unit	Number of awards vested and exercisable	Weighted-average vested fair value per unit

Outstanding at November 19, 2009	—	$—	—	$—
Granted	100	145	—	—
Outstanding at December 31, 2009	100	145	2	145
Granted	39	1,173	—	—
Outstanding at December 31, 2010	139	434	43	394
Granted (unaudited)	15	14,218	—	—
Outstanding at June 30, 2011 (unaudited)	154	$1,776	61	$401

As of December 31, 2010, there was $43,350 of total unrecognized compensation cost related to unvested equity awards. As of June 30, 2011, there was $249,170 (unaudited) of total unrecognized compensation cost related to unvested equity awards.

NOTE 10 - RETIREMENT SAVINGS PLAN

401(k) Profit Sharing Plan
The Company has a qualified retirement plan organized under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Participants in this plan may defer up to the maximum annual amount allowable under IRS regulations. The employee contributions are fully vested and non-forfeitable at all times. The Company has not made any matching contributions for the period from inception to June 30, 2011.

NOTE 11 - SUBSEQUENT EVENTS

Management has evaluated significant events or transactions that have occurred since December 31, 2010 and through October 21, 2011, which represents the date that the financial statements were available for issue. The following events or transactions have occurred during this period that would require recognition or disclosure in the financial statements:

On May 18, 2011 the Company acquired certain assets and liabilities of RSS Graffiti (Note 3).

On August 5, 2011, the Company was acquired by Demand Media, Inc. The total purchase consideration consisted of approximately $12.8 million in cash and 390,311 shares of Demand Media, Inc's common stock. A portion of the purchase price was held back by the Demand Media, Inc. towards satisfaction of post-closing indemnification obligations and/or post-closing adjustments to the purchase price.  Any remaining portion of the holdback amount that is not subject to then pending claims will be paid on the 12-month anniversary of the acquisition date.